Exhibit 4.2

AMENDMENT TO

RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of November 4, 2026, by and between Monro, Inc., a New York corporation (the “Company”), and Equiniti Trust Company, LLC, a limited trust company organized under the laws of the State of New York, as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement, dated as of November 10, 2025, by and between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, by action of the Board, may supplement or amend any provision of the Rights Agreement in any respect without the approval of any registered holders of the Rights, including, without limitation, in order to lengthen any time period thereunder;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to extend the final expiration date from 5:00 p.m., Eastern Time, on November 6, 2026 to 5:00 p.m., Eastern Time, on November 1, 2027, and has authorized and approved this Amendment;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on November 1, 2027 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, and (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”). Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Date and such time as all outstanding Rights have been exercised, redeemed or exchanged hereunder (other than Rights which have become null and void pursuant to Section 7(e) hereof).”

2. Amendment of Exhibit B (Form of Rights Certificate). The introductory legend of Exhibit B to the Rights Agreement is hereby deleted and replaced with the following:

“NOT EXERCISABLE AFTER NOVEMBER 1, 2027 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY ANY PERSON WHO IS, WAS, OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT BENEFICIAL OWNER, MAY BECOME NULL AND VOID.”

3. Amendment of Exhibit B (Form of Rights Certificate). The paragraph of Exhibit B to the Rights Agreement beginning “This certifies that” is hereby deleted and replaced with the following:

“This certifies that ________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions, and conditions of the Rights Agreement, dated as of November 10, 2025 (the “Rights Agreement”), between Monro, Inc., a New York corporation (the “Company”), and Equiniti Trust Company, LLC (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 p.m., Eastern Time, on November 1, 2027 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series D Junior Participating Serial Preferred Stock, par value $.01 per share, of the Company (the “Preferred Stock”), at a purchase price of $90.00 per one one-thousandth of a share of Preferred Stock (such purchase price, as may be adjusted, the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares that may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of November 10, 2025, based on the Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.”

4. Effectiveness. This Amendment does not amend Section 18, Section 19, Section 20, or Section 21 of the Rights Agreement and, in accordance with Section 27 of the Rights Agreement, shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

5. Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

6. Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

9. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

MONRO, INC.

By:	/s/ Maureen E. Mulholland
Name: Maureen E. Mulholland
Title: EVP – Chief Legal Officer and Secretary

EQUINITI TRUST COMPANY, LLC

By:	/s/ Carlos Pinto
Name: Carlos Pinto
Title: Senior Vice President, Director